Exhibit 21.1

CAPITALSOURCE SUBSIDIARIES

Alexander Funding, LLC

CapitalSource Acquisition Funding LLC

CapitalSource Analytics LLC

CapitalSource Commercial Loan LLC, 2002-1

CapitalSource Commercial Loan LLC, 2002-2

CapitalSource Commercial Loan LLC, 2003-1

CapitalSource Commercial Loan LLC, 2003-2

CapitalSource Commercial Loan Trust 2002-1

CapitalSource Commercial Loan Trust 2002-2

CapitalSource Commercial Loan Trust 2003-1

CapitalSource Commercial Loan Trust 2003-2

CapitalSource Finance LLC

CapitalSource Funding II Trust

CapitalSource Funding LLC

CapitalSource Holdings LLC

CapitalSource Mortgage Finance LLC

CapitalSource Repo Funding LLC

CapitalSource SNF Funding LLC

CapitalSource SP LLC

CS Bluesky LLC

CS California LLC

CS Equity LLC

CS Funding II Depositor LLC

CSE Finance, Inc.

Delft Funding, LLC

Legends Funding, LLC

Mauna Loa Funding, LLC

Paradise Canyon Funding, LLC

PrivateSource Mortgage LLC

South Peters Funding, LLC

VI Funding, LLC

VO Receivable, LLC